Exhibit 10.15

December 8, 2017

Douglas Hunt

Via E-Mail

Re: EMPLOYMENT OFFER LETTER

Dear Douglas:

Puma Biotechnology, Inc., a Delaware corporation (the "Company") is pleased to offer you the Full Time, Exempt position of Senior Vice President, Regulatory Affairs of the Company, with terms as noted below. Please confirm your acceptance of this offer by signing and returning a copy of this letter on or before December 11, 2017:

1.EFFECTIVE DATE, POSITION, DUTIES AND RESPONSIBILITIES. The terms will become effective on the date you start your employment (the "Effective Date"), which shall be no later than January 2, 2018. As of the Effective Date, the Company will employ you as its Senior Vice President, Regulatory Affairs. In such capacity, you will have such duties and responsibilities as are normally associated with such position. Your duties may be changed from time to time by the Company in its discretion. You will report to the Chief Executive Officer or such other individual as the Company may designate, and will work at the Company's offices located in Los Angeles, California, or such other location as the Company may designate, except for travel to other locations as may be necessary to fulfill your responsibilities. Although your initial title and duties are described above, the Company may assign you additional or different duties and/or titles from time-to-time.

2.BASE COMPENSATION. During your employment with the Company, the Company will pay you a base salary of $330,750 per year (the "Base Salary"), less payroll deductions and all required withholdings, payable in installments in accordance with the Company's normal payroll practices (but in no event less often than monthly) and prorated for any partial pay period of employment. Your Base Salary may be subject to adjustment pursuant to the Company's policies as in effect from time to time.

3.ANNUAL BONUS. In addition to the Base Salary set forth above, you will be eligible to receive an annual discretionary cash bonus (pro-rated for any partial year of service), based on the attainment of performance metrics and/or individual performance objectives, in each case, established and evaluated by the Company in its sole discretion (the "Annual Bonus"). Your target Annual Bonus shall be 30% of your Base Salary, but the actual amount of your Annual Bonus may be more or less (and may equal zero), depending on the attainment of applicable performance criteria. Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon your continued employment through the applicable payment date.

4.STOCK OPTION. In connection with entering into this offer letter, following the commencement of your employment with the Company and provided that you are employed by the Company on the date of grant, the Company will grant you an option to purchase 90,000 shares of the Company's common stock (the "Stock Option") at a per share exercise price equal to the Fair Market Value of a share of the Company's common stock on the date of grant as part of the Employment Inducement Pool. Subject to your continued employment with the Company through the applicable vesting date, l/3rd of the shares underlying the Stock Option will vest on the first anniversary of the Effective Date and 1/36th of the shares underlying the Stock Option will vest on each monthly anniversary of the Effective Date thereafter. Subject to the foregoing, the terms and conditions of the Stock Option will be set forth in a separate award agreement in such form as is prescribed by the Company, to be entered into by the Company and you.

5.SIGNING BONUS. In connection with entering into this offer letter, you will be paid a signing bonus to $40,000 (the "Signing Bonus") within twenty days after the Effective Date. You and the Company acknowledge and agree that the Signing Bonus will not be earned in whole unless and until you are continuously, actively employed by the Company through the third anniversary of the Effective Date. If your employment is terminated by the Company with Cause at any time prior to or on the first anniversary of the Effective Date, or by you for any reason prior to or on the first anniversary of the Effective Date, you will not be entitled to retain any portion of the Signing Bonus and you will be obligated to immediately repay to the Company the Signing Bonus, in full, on the date of termination. In the event that your employment is terminated by the Company with Cause or by you (a)after the first anniversary of the Effective Date but prior to or on the second anniversary of the Effective Date, the Company will allow you to retain 33% of the unearned bonus, and you hereby agree to repay to the Company, on the date of termination, 67% of the bonus; or (b) after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date, the Company will allow you to retain 67% of the unearned bonus, and you hereby agree to repay to the Company, on the date of termination, 33% of the Signing Bonus. For purposes of this Section 5, Cause shall mean: (1) your conviction or plea of nolo contender to a misdemeanor involving moral turpitude or any felony, (2) your commission of any act of theft, embezzlement or misappropriation of Company assets, (3) your material breach of any agreement with the Company, (4) your failure to follow the reasonable and lawful written direction of any superior, provided that you are given five days' notice and opportunity to cure such failure, if curable, prior to termination, (5) your willful failure to perform the essential duties of your position, or (6) your commission of an act of unlawful discrimination, harassment or retaliation. This does not alter the at-will nature of your employment.

6.BENEFITS AND VACATION. You will be eligible to participate in all health, welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its similarly situated employees, subject to the terms and conditions thereof To the extent that you properly elect to participate in the Company's applicable medical, dental and/or prescription benefit plans, the Company will pay the premiums for you and your dependents under such plans while you remain employed by the Company, provided, however, that the Company shall have no obligation to pay any such premiums if doing so would result in a violation of law and/or the imposition of penalty or excise taxes on the Company. In addition, you will be eligible for other standard benefits, such as sick leave, vacations and holidays, in each case, to the extent available under, and in accordance with, Company policy applicable generally to other similarly situated employees of the Company. Notwithstanding the foregoing, nothing contained in this Section 6 shall, or shall be construed so as to, obligate the Company or its affiliates to adopt, sponsor, maintain or continue any benefit plans or programs at any time.

7.CONFIDENTIAL AND PROPRIETARY INFORMATION. This offer of employment is contingent upon your execution of the Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.

8.NON-SOLICITATION. You further agree that during the term of such employment and for one (1) year after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer their business from the Company and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

9.AT-WILL EMPLOYMENT; AMENDMENT. Your employment with the Company is "at-will," and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) upon written notice of such termination to the other party. This at will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company. This agreement may not be amended except by a signed writing executed by the parties hereto.

10.COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by all Company rules, regulations and policies as set forth in the Company's employee handbook or as otherwise promulgated.

11.WITHHOLDING. The Company may withhold from any amounts payable under this offer letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12.ENTIRE AGREEMENT. As of the Effective Date, this offer letter, together with the Stock Option Agreement, Proprietary Information and Inventions Agreement and Relocation Costs Repayment Agreement, comprises the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any representative of the Company. You agree that any such agreement, offer or promise between you and any representative of the Company is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this offer letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

13.CHOICE OF LAW. This offer letter shall be interpreted and construed m accordance with California law without regard to any conflicts of laws principles.

14.PROOF OF RIGHT TO WORK. As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

15.BACKGROUND CHECK. This offer of employment is expressly contingent upon your completion of a pre-employment background check conducted by an outside service bureau with results that are satisfactory to the Company in its sole discretion. Refusal to submit to the background check will result in your disqualification from further employment consideration. In addition, failure to successfully complete the background will cause this offer of employment to be withdrawn, or your employment to be terminated if you already have started work.

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Please confirm your agreement to the foregoing by signing and dating this offer letter in the space provided below for your signature and returning, as well as the attached Relocation Costs Repayment Agreement and returning both documents to the Company's Human Resources Department. Please retain one fully-executed copy for your files.

Sincerely,

Puma Biotechnology, Inc. a Delaware corporation

By: /s/ Alan Auerbach

Name: Alan H. Auerbach

Title: President and Chief Executive Officer

Accepted and Agreed,
this 8th day of December , 2017

By: /s/ Douglas Hunt

Name: Douglas Hunt